Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
 Fourth Quarter Fiscal Year 2025 Results

Comparable Store Sales and Earnings Ahead of Expectations
Net Sales Increased 17%, Earnings Per Share Increased 25%,
and Adjusted Earnings Per Share Increased 17%
Provides Initial Outlook for Fiscal Year 2026

HARRISBURG, PA – March 12, 2026 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced financial results for the fourth quarter and fiscal year ended January 31, 2026.

“We had a strong fourth quarter to cap off an exceptional year,” said Eric van der Valk, President and Chief Executive Officer.  “In the fourth quarter, we delivered better than expected sales and earnings, driven by solid comp growth, healthy margins, and disciplined expense control. For the full year, we opened a record 86 stores and grew our Ollie’s Army loyalty program by more than 12% to 17 million members.”

Mr. van der Valk concluded, “We are super proud of our achievements in fiscal 2025. We delivered against virtually every single metric and goal we set for ourselves at the beginning of the year. That’s now behind us, and we are focused on building on this success, seizing new opportunities, delivering another year of Good Stuff Cheap® to our customers, and strong results for our shareholders.”

	Thirteen weeks ended		Fiscal year ended
Dollars in thousands, except per share data	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$779,256	$667,084	$2,649,198	$2,271,705
Yr/yr change	16.8%	2.8%	16.6%	8.0%
Comparable store sales change (1)	3.6%	2.8%	3.7%	2.8%
Net income	$85,554	$68,554	$240,596	$199,762
Net income per diluted share	$1.39	$1.11	$3.89	$3.23
Adjusted net income per diluted share	$1.39	$1.19	$3.86	$3.28
Yr/yr change	16.8%	(3.3%)	17.7%	12.7%
Adjusted EBITDA	$127,132	$109,355	$365,961	$313,076
% of net sales	16.3%	16.4%	13.8%	13.8%
Store openings	-	13	86	50
Store growth, yr/yr change	15.4%	9.2%	15.4%	9.2%

(1)	Calculated based on the comparable number of weeks from the prior year.

Fourth Quarter Fiscal 2025 Highlights and Year-Over-Year Comparisons

•	Opened a record 86 stores for the fiscal year and ended the period with 645 stores in 34 states, an increase of 15.4%.

•	Ollie’s Army loyalty members increased 12.1% to 17.0 million members.

•	Net sales increased 16.8% to $779.3 million, driven by new store unit growth and an increase in comparable store sales.

•
Comparable store sales increased 3.6%, driven by an increase in basket and transactions. Seasonal, consumables, hardware, stationery, and sporting goods were the top performing categories in the quarter.

•	Gross margin of 39.9% was ahead of plan and the year-over-year decrease of 80 basis points was primarily from planned investments in price.

•
Selling, general, and administrative (“SG&A”) expenses as a percentage of net sales decreased 130 basis points to 24.2%.  Excluding a one-time expense of $5.5 million for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman in last year’s fourth quarter, SG&A expenses as a percentage of net sales decreased 40 basis points to 24.2%. The decrease was primarily driven by leverage of our fixed costs from the increase in comparable store sales and benefits from our optimization efforts in marketing.

•	Pre-opening expenses decreased 53.3% to $2.3 million, driven by the earlier timing of new store openings this year versus last year.

•	Adjusted net income increased 16.4% to $85.4 million and adjusted net income per diluted share increased 16.8% to $1.39.

•
Total cash and investments increased 31.3%, or $134.1 million, to $562.8 million. This included cash and cash equivalents of $259.7 million, short-term investments of $36.6 million, and long-term investments of $266.5 million.

•	The Company repurchased $33.6 million of common stock in the fourth quarter and $73.8 million of common stock for the fiscal year.

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Outlook

The Company is providing the following initial outlook for the fiscal year 2026 ending January 30, 2027.
New store openings	75
Net sales	$2.985 to $3.013 billion
Comparable store sales growth	~2%
Gross margin	~40.5%
Operating income	$339 to $348 million
Adjusted net income (1)(2)	$270 to $277 million
Adjusted net income per diluted share(1)(2)	$4.40 to $4.50
Annual effective tax rate(2)	~25%
Diluted weighted average shares outstanding	~61.4 million
Capital expenditures	$103 to $113 million
Share repurchases	~$100 million

(1)	Includes interest income of approximately $21 million.
(2)	Excludes the excess tax benefits related to stock-based compensation, as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2025 financial results is scheduled for today, March 12, 2026, at 8:30 a.m. Eastern Time. To access the live conference call, please preregister here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investors.ollies.com/. A replay of the conference call webcast will be available on the investor relations website for one year.

About Ollie’s

Ollie’s is a leading off-price retailer of brand name household products. Since our founding in 1982, our mission has been to sell Good Stuff Cheap®. We do this through a flexible buying model that focuses on closeout merchandise and excess inventory from suppliers and manufacturers around the world. Our stores offer Real Brands! Real Bargains! ® in a treasure hunt environment at prices up to 70% below traditional retailers. As of January 31, 2026, we operated 645 stores in 34 states and growing! For more information, visit www.ollies.com.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, EBITDA, and Adjusted EBITDA are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

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Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table included in this press release, which sets forth the non-GAAP operating adjustments for the 13-week and 52-week periods ended January 31, 2026 and February 1, 2025.

Forward-Looking Statements

This press release contains certain forward-looking statements, which includes but is not limited to statements regarding industry trends, value creation, customer trends, new stores, distribution centers, and various financial outlook figures, including new store openings, net sales, comparable store sales, gross margin, SG&A, operating income, net income, adjusted net income, adjusted net income per diluted share, effective tax rate, diluted weighted average shares outstanding and capital expenditures. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “could”, “may”, “might”, “will,” “likely”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “expects”, “continues”, “projects”, “forecasts”, and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact

John Rouleau
Managing Director of Corporate Communication & Business Development
JRouleau@ollies.us

Media Contact

Tom Kuypers
Senior Vice President, Marketing
tkuypers@ollies.us

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands except for per share amounts)
	Thirteen weeks ended		Fiscal year ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$779,256	$667,084	$2,649,198	$2,271,705
Cost of sales	468,335	395,480	1,576,254	1,357,253
Gross profit	310,921	271,604	1,072,944	914,452
Selling, general and administrative expenses	188,421	169,847	709,002	612,406
Depreciation and amortization expenses	11,157	9,208	40,996	33,224
Pre-opening expenses	2,252	4,824	25,281	19,319
Operating income	109,091	87,725	297,665	249,503
Interest income, net	(4,873)	(4,054)	(18,719)	(16,311)
Income before income taxes	113,964	91,779	316,384	265,814
Income tax expense	28,410	23,225	75,788	66,052
Net income	$85,554	$68,554	$240,596	$199,762
Earnings per common share:
Basic	$1.40	$1.12	$3.92	$3.26
Diluted	$1.39	$1.11	$3.89	$3.23
Weighted average common shares outstanding:
Basic	61,260	61,335	61,322	61,339
Diluted	61,666	61,884	61,773	61,767

Percentage of net sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.1	59.3	59.5	59.7
Gross profit	39.9	40.7	40.5	40.3
Selling, general and administrative expenses	24.2	25.5	26.8	27.0
Depreciation and amortization expenses	1.4	1.4	1.5	1.5
Pre-opening expenses	0.3	0.7	1.0	0.9
Operating income	14.0	13.2	11.2	11.0
Interest income, net	(0.6)	(0.6)	(0.7)	(0.7)
Income before income taxes	14.6	13.8	11.9	11.7
Income tax expense	3.6	3.5	2.9	2.9
Net income	11.0%	10.3%	9.1%	8.8%

Components may not add to totals due to rounding.

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
Assets	January 31, 2026	February 1, 2025
Current assets:
Cash and cash equivalents	$259,680	$205,123
Short-term investments	36,628	223,546
Inventories	650,260	552,542
Accounts receivable	3,805	2,352
Prepaid expenses and other current assets	13,692	10,228
Total current assets	964,065	993,791
Property and equipment, net	382,242	334,961
Operating lease right-of-use assets	663,848	554,737
Goodwill	444,850	444,850
Trade name	230,559	230,559
Long-term investments	266,455	-
Other assets	2,934	2,247
Total assets	$2,954,953	$2,561,145
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$569	$556
Accounts payable	169,345	130,279
Income taxes payable	9,823	1,707
Current portion of operating lease liabilities	108,854	83,944
Accrued expenses and other current liabilities	111,857	87,855
Total current liabilities	400,448	304,341
Long-term debt	974	1,040
Deferred income taxes	89,924	81,124
Long-term portion of operating lease liabilities	575,531	479,330
Total liabilities	1,066,877	865,835
Stockholders’ equity:
Common stock	68	67
Additional paid-in capital	761,300	735,284
Retained earnings	1,608,309	1,367,713
Treasury - common stock	(481,601)	(407,754)
Total stockholders’ equity	1,888,076	1,695,310
Total liabilities and stockholders’ equity	$2,954,953	$2,561,145

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)
	Thirteen weeks ended		Fiscal year ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net cash provided by operating activities	$182,367	$147,760	$296,539	$227,454
Net cash used in investing activities	(33,811)	(71,895)	(179,925)	(255,341)
Net cash (used in) provided by financing activities	(33,575)	573	(62,057)	(33,252)
Net increase (decrease) in cash and cash equivalents	114,981	76,438	54,557	(61,139)
Cash and cash equivalents, beginning of the period	144,699	128,685	205,123	266,262
Cash and cash equivalents, end of the period	$259,680	$205,123	$259,680	$205,123

Ollie’s Bargain Outlet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except for per share amounts)

	Thirteen weeks ended		Fiscal year ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net income	$85,554	$68,554	$240,596	$199,762
Excess tax benefits related to stock-based compensation (1)	(137)	(654)	(2,090)	(2,832)
Acceleration of stock awards expense(2)	-	5,488	-	5,488
Adjusted net income	$85,417	$73,388	$238,506	$202,418

Net income per diluted share	$1.39	$1.11	$3.89	$3.23
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation (1)	-	(0.01)	(0.03)	(0.05)
Acceleration of stock awards expense(2)	-	0.09	-	0.09
Adjusted net income per diluted share	$1.39	$1.19	$3.86	$3.28

Diluted weighted-average common shares outstanding	61,666	61,884	61,773	61,767

Net income	$85,554	$68,554	$240,596	$199,762
Interest income, net	(4,873)	(4,054)	(18,719)	(16,311)
Depreciation and amortization expenses	14,787	12,592	55,236	44,128
Income tax expense	28,410	23,225	75,788	66,052
EBITDA	123,878	100,317	352,901	293,631
Non-cash stock-based compensation expense	3,254	9,038	13,060	19,445
Adjusted EBITDA	$127,132	$109,355	$365,961	$313,076

Components may not add to totals due to rounding.
(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation
(2)	Represents the one-time expense for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman

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Ollie’s Bargain Outlet Holdings, Inc.
Key Statistics (unaudited)
(Dollars in thousands)
	Thirteen weeks ended
	January 31, 2026	February 1, 2025
Number of stores - beginning of period	645	546
Store openings	-	13
Store closings	-	-
Number of stores - end of period	645	559
Yr/yr store growth	15.4%	9.2%
Comparable stores sales change	3.6%	2.8%
Comparable store count – end of period	539	498
Total cash and investments (1)	$562,763	$428,669
Capital expenditures	$17,991	$24,384
Share repurchases	$33,647	$5,749

(1)	Includes cash and cash equivalents, short-term investments, and long-term investments.

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